Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Regulation A Offering Statement on Form 1-A/A of our report dated April 25, 2019, except as to the last paragraph of Note 1, as to which the date is January 21, 2020, relating to the consolidated financial statements of OriginClear,Inc. appearing in this Regulation A Offering Statement. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern

We also consent to the reference of our firm under the heading “Experts” in such Regulation A Offering Statement.

/s/ Liggett & Webb, P.A.

New York, New York

March 6, 2020